UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 4, 2016
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 4, 2016, TOR Minerals International, Inc. (the “Company”), announced its financial results for the second quarter ended June 30, 2016.

Highlights for the second quarter of 2016 as compared to the second quarter of 2015 include:

  2Q16 revenue decreased 1% to $9.9 million
  2Q16 net income of $87,000, versus 2Q15 net loss of ($107,000)
  2Q16 diluted net income per share of $0.03, versus 2Q15 net loss per share of ($0.04)

Revenue by Product Group (in 000's)	2Q16	2Q15	% Change
Specialty Aluminas	$5,073	$4,298	18%
Barium Sulfate and Other Products	2,194	2,394	-8%
TiO2 Pigments	2,583	3,271	-21%
Total	$9,850	$9,963	-1%

Net sales decreased one percent during the second quarter of 2016, as an 18 percent increase in specialty alumina sales was offset by a 21 percent decrease in TiO2 pigment sales and an eight percent decrease in barium sulfate and other product sales. The increase in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was due to double-digit volume growth in ALUPREM sales in both Europe as well as the United States, which was partially offset by lower average selling price and to a lesser extent by foreign currency exchange rates.  Continued growth of OPTILOAD/HALTEX sales also contributed to the year-over-year increase in specialty alumina sales.  Barium sulfate and other product sales decreased eight percent year-over-year with decreased volume in both Europe and the United States.  The decrease in TiO2 pigment sales was due to lower volume and lower average selling price related to the continued pricing pressure from Chinese producers.

During the second quarter of 2016, gross margin increased to 11.9 percent of sales, versus 9.6 percent during the same period a year ago.  Gross margin improvement was related to improved efficiencies and lower raw materials costs, which were partially offset by lower selling prices.  In addition, the improvement in gross margin was related to the elimination of idle plant costs at the Company’s SR plant in Malaysia.  The company ceased SR production in late 2015, as management determined that it was more cost effective to continue purchasing feedstock material for its TiO2-based products from alternate sources than to resume production at its Malaysian facility.

Operating expenses during the second quarter of 2016 were $1.1 million, flat in comparison with the same period last year.  Second quarter net income was $87,000, or $0.03 per diluted share, as compared to a net loss of ($107,000), or ($0.04) per share, during the same period a year ago.

“Strategic initiatives to divest our SR raw material productions assets and continued investments in our specialty alumina and barium sulfate businesses resulted in a return to profitability during the first half, as well as substantial improvements in our balance sheet.  We improved our inventory turns from 2.2x to 3.0x, reducing our investment in inventory by more than 30% year-over-year.  Our cash balance grew by $2.5 million and we reduced debt levels by $1.3 million during the first half of the year,” said Dr. Olaf Karasch, Chief Executive Officer.  “We have lowered the cost structure and the required investment in our TiO2 business to a point where it is now contributing to profit and returns at current production levels.  We also expect that several new large-volume specialty alumina applications will be moving into production during the next year, and put the alumina business back on a double-digit growth trajectory for 2016 and for several years to follow.  This Spring we finished the expansion of our alumina production facility in the Netherlands, which expanded capacity by approximately 50% and should allow us to meet the expected increase in demand.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on August 4, 2016, to further discuss second quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13641716.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated August 4, 2016 reporting the Company’s second quarter 2016 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 4, 2016	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 4, 2016 reporting the Company’s second quarter 2016 financial results

4